Exhibit 10.4

STRATEGIC ADVISORY AGREEMENT

This Strategic Advisory Agreement (this “Agreement”) is entered into as of [●] 2025 (the “Effective Date”) by and between Tharimmune, Inc. (the “Company”), and DRW Canton Investments LLC, as the lead advisor (the “Lead Advisor” and together with the Company, being the “Parties” and each, a “Party”) on behalf of itself and such other advisors as the Lead Advisor will designate on Schedule A hereto (each, an “Advisor” and collectively, the “Advisors” and the Advisors).

RECITALS

WHEREAS, the Company desires to expand and diversify its business through integration of cryptocurrency and digital asset strategies as part of its treasury management strategy;

WHEREAS, Company intends to conduct an offering of securities of the Company pursuant to a private investment in public equity transaction (the “Proposed Offering”); and

WHEREAS, the Company wishes to appoint the Advisors, and the Advisors wish to be appointed by the Company, to provide certain advisory and consulting services to the Company for such purposes, subject to and in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties agree as follows:

1. Engagement

1.1. Scope. Each Advisor shall provide strategic advisory services to the Company in connection with the expansion and diversification of the Company’s core business through integration of cryptocurrency and digital asset strategies in its product offerings and as part of its treasury management strategy, and the related services described in Schedule B attached hereto (the “Services”). Each Advisor’s obligations are several and not joint. Each Advisor is solely responsible for its own Services and deliverables and is not responsible for, and has no duty to supervise or review, the other Advisor’s work. No Advisor is the agent of, or may bind, any other Advisor.

1.2. Agents. Each Advisor may retain for and on behalf of the Company, and at the sole cost and expense of the Company, such services of accountants, legal counsel, investment banks, other financial advisors, and such other persons as each Advisor deems necessary or advisable in connection with the provision of the Services.

1.3. Independent Contractor. Each Advisor shall perform the Services as independent contractors and not as employees, agents, or partners of the Company. Nothing in this Agreement shall be construed to create a joint venture, partnership, or agency relationship between the Parties.

1.4. Fiduciary and Investment Advisor Status. Each Advisor is not, and shall not be deemed to be, acting as a fiduciary or investment adviser to the Company, or any of their respective affiliates, shareholders, or partners in connection with this Agreement or any matter contemplated herein. The Company acknowledges that it is not relying on each Advisor as a fiduciary or for investment advice, and that all decisions made by the Company are based on its own independent evaluation and judgment. The Company further acknowledges and agrees that it shall not be considered an “advisory client” of the Advisors for purposes of the Investment Advisers Act or any other applicable securities law, and shall not be entitled to the protections afforded to advisory clients thereunder. Each Advisor’s role under this Agreement is strictly limited to providing strategic advice and guidance relating to the Company’s business, operations and growth initiatives, and industry trends in the crypto technology sector. Each Advisor shall not, and is not expected or authorized to: (a) solicit investors, (b) participate in the negotiation or execution of securities transactions, or (c) receive any transaction-based compensation related to the purchase or sale of securities. The Advisors are not required and shall not engage in the purchase, sale, or trading of securities, including securities of the Company or its affiliates, whether for its own account or on behalf of any third party, in connection with this Agreement. The Advisors shall not provide recommendations, strategies, or advice concerning the purchase or sale of any securities. The Company shall not request, and no Advisor shall be required to provide, any services that would require registration as an investment adviser, broker-dealer, or similar regulated role.

2. Term and Termination

2.1. Term. This Agreement shall commence on the Effective Date and shall continue for an initial period of three (3) years (the “Term”) and shall thereafter renew for successive one (1) year periods, unless earlier terminated in accordance with this Section 2.

2.2. Termination for Cause. Either Party may terminate this Agreement immediately upon written notice if the other Party materially breaches a material provision of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice of the breach. Notwithstanding anything to the contrary in this Agreement, the Company agrees and confirms that this Agreement may not be terminated pursuant to this Section 2.2 due to the poor performance or underperformance of any assets held by the Company or its stock price.

2.3. Effect of Termination. Upon termination of this Agreement by the Company for cause pursuant to Section 2.2, the Advisors shall cease providing the Services on the effective date of such termination, and the Company shall pay the Advisors any fees that would be due and payable under this Agreement to the Advisors to the effective date of such termination. Upon termination of this Agreement by any Advisor for, for cause pursuant to Section 2.2, the Advisors shall cease providing the Services as of the effective date of such termination, and the Company shall pay the Advisors any fees that would be due and payable under this Agreement for the remainder of the Term as if the Agreement had not been terminated.

3. Compensation and Rights

3.1. Compensation.

(a) As compensation for the Services rendered hereunder, the Company shall issue to the Advisors an aggregate number of warrants (the “Advisor Warrants”) to purchase an amount of shares of common stock, par value $0.0001 per share, of the Company (the “Common Stock”), equal to five percent (5%) of the aggregate number of shares of Common Stock of the Company on a fully diluted basis (including all outstanding shares of Common Stock, and shares of Common Stock issuable pursuant to outstanding options, warrants, and other convertible securities) as of the close of business on the date of consummation of the Proposed Offering (and after giving effect to such transactions). The exercise price per share of the Advisor Warrants shall be equal to $0.001. Each Advisor shall be issued the portion of the aggregate Advisor Warrants set forth on Schedule A. Each Advisor acknowledges and agrees that neither the Advisory Warrants nor any rights thereunder may be transferred, in whole or in part. Each Advisor agrees not to sell, transfer, pledge, hedge, or otherwise dispose of any Common Stock issued upon the exercise of the Advisory Warrants (the “Lock-Up”) for a period of one hundred eighty (180) days after the closing date of the Proposed Offering (the “Lock-Up Period”), except that the Advisors may each transfer such Common Stock without regard to the Lock-Up Period (i) to its respective affiliates that agree in writing to be bound by the remainder of the Lock-Up Period, or (ii) with the Company’s prior written consent. The Advisor Warrants shall vest and be exercisable in accordance with the terms and conditions set forth substantially in the applicable form attached hereto as Schedule C. The Advisor Warrants shall be subject to the terms and conditions set forth substantially in the form attached hereto as Schedule C. The Parties acknowledge that the Advisor Warrants are not compensation for placement agent, underwriting, solicitation, or other broker-dealer services, and no finder’s fees are payable in connection with such issuance.

(b) Notwithstanding any early termination of this Agreement pursuant to Section 2, the Parties expressly agree that the Advisor Warrants shall be deemed fully earned as of the Effective Date, shall be issued in accordance with Section 3.1(a), and once issued shall not be subject to revocation, cancellation, or clawback, in whole or in part, for any reason, including any termination of this Agreement by the Company. If the Advisors and the Company are required to report the issuance of the Advisor Warrants to any third party governmental or regulatory authority, the parties shall consult and mutually agree upon a consistent reporting position.

3.2. Reimbursement. The Company shall reimburse each Advisors for reasonable and documented out of pocket fees, costs and expenses (including the reasonable and documented expenses of each Advisor’s advisors and representatives) incurred: (a) in connection with pursuing or consummating the Proposed Offering, upon completion of the Proposed Offering using proceeds therefrom; and (b) in connection with the provision of the Services, upon presentation of relevant documentation. The Advisors shall provide periodic invoices to the Company related to such fees, costs and expenses, and the Company shall pay all such amounts within thirty (30) days of its receipt of such invoice. The provisions of this Section 3.2 shall survive the termination of this Agreement to the extent such expenses were incurred prior to the termination of this Agreement.

3.3. Rights of the Advisors.

(a) The Company undertakes in favor of each Advisor that, in respect of any decision by the Company or the board of directors of the Company (“Board of Directors”) during the Term regarding the compensation of the members of the Board of Directors (or any of them), including without limitation, the awarding or issuance of warrants or shares (or other securities of the Company) or other incentive awards, to any member of the Board of Directors, no such decision or action shall be effective nor taken without the prior written consent of the Lead Advisor.

Notwithstanding the foregoing, nothing in this section shall constrain the Board of Directors from exercising their fiduciary duties with respect to the Company. The foregoing right of the Lead Advisor is subject to compliance with applicable securities laws, rules and requirements and any applicable requirements of a securities exchange on which the Company’s equity securities are listed.

(b) The Company undertakes in favor of each Advisor that, in respect of the following actions during the Term:

i. any appointment or removal of the chief executive officer (CEO) of the Company; and

ii. any appointment or removal of the President of the Company;

no such decision or action shall be effective nor taken without consultation with the Lead Advisor.

Notwithstanding the foregoing, nothing in this section shall constrain the Board of Directors from exercising their fiduciary duties with respect to the Company. The foregoing right of the Lead Advisor is subject to compliance with applicable securities laws, rules and requirements and any applicable requirements of a securities exchange on which the Company’s equity securities are listed.

3.4. Change of Company Name. Upon the written request of any Advisor, the Company shall take all necessary actions to promptly change its corporate name and, if required, its trading ticker symbol to such name and ticker symbol as specified by the requesting Advisor, subject to compliance with applicable securities laws and the requirements of the securities exchange on which the Company’s equity securities are then listed. Subject to law and listing rules, the Company will use commercially reasonable efforts to effect any requested name and ticker change within 90 days of request.

3.5. Shareholder Meeting. The Company agrees that, upon the written request of any Advisor, the Company shall, as promptly as reasonably practicable and in accordance with applicable law and the rules of any exchange on which the Company’s securities are listed, file with the U.S. Securities and Exchange Commission and distribute to its shareholders a proxy statement soliciting votes with respect to the replacement or election of the members of the Board of Directors (the “Director Slate”) at a meeting of shareholders duly called for such purpose and that such proxy statement shall include a statement, to be prepared in consultation with the requesting Advisor, from the Company explaining its recommendation and the rationale for supporting the Director Slate, and shall otherwise cooperate in good faith with the requesting Advisor to facilitate such shareholder vote. Notwithstanding the foregoing, the Company shall have no obligation to file or distribute any additional proxy statements under this Section if a valid request has been received and acted upon within the prior six (6) months, measured from the date the Company receives such written request from the requesting Advisor.

4. Confidentiality

4.1. Confidential Information. “Confidential Information” means non-public information regarding the disclosing Party’s business affairs, products, services, confidential intellectual property, trade secrets, third-party confidential information and other sensitive or proprietary information, whether orally or in visual, written, electronic, or other form or media, and whether or not marked, designated, or otherwise identified as “confidential.”

4.2. Exclusions. Confidential Information does not include information that: (a) is or becomes publicly available without breach of this Agreement; (b) was known to the receiving Party prior to disclosure; (c) is independently developed by the receiving Party without use of or reference to the disclosing Party’s Confidential Information; or (d) is disclosed pursuant to legal or regulatory requirements, provided, however, in the case of clause (d), the disclosing Party shall disclose no more than that portion of the Confidential Information which, on the advice of the receiving Party’s legal counsel, such legal or regulatory requirement specifically requires the receiving Party to disclose.

4.3. Treatment of Confidential Information. Each Party shall: (a) protect and safeguard the confidentiality of the disclosing Party’s Confidential Information with at least the same degree of care as the receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care; (b) not use the disclosing Party’s Confidential Information, or permit it to be accessed or used, for any purpose other than to perform its obligations under this Agreement; and (c) not disclose any such Confidential Information to any person or entity, except to the receiving Party’s representatives who need to know the Confidential Information to assist the recipient, or act on its behalf, to exercise its rights or perform its obligations under this Agreement. The recipient shall be responsible for any breach of this Section 4.3 caused by any of its representatives. On the expiration or termination of the Agreement, the receiving Party and its representatives shall promptly return to the disclosing Party all copies, whether in written, electronic or other form or media, of the disclosing Party’s Confidential Information, or destroy all such copies and certify in writing to the disclosing Party that such Confidential Information has been destroyed.

4.4. Survival. The obligations under this Section 4 shall survive the termination or expiration of this Agreement for a period of two (2) years.

5. Limitation of Liability

5.1 Liability. Except in the cases of willful misconduct, gross negligence or fraud of an Advisor (each, a “Disqualifying Action”), none of the Advisors, nor any of their respective affiliates or their respective officers, directors, agents, members, and employees (collectively, the “Covered Persons”) shall have any liability (whether direct or indirect, in contract or tort or otherwise) for any claims, liabilities, losses, damages, penalties, obligations or expenses of any kind whatsoever, including reasonable and documented attorneys’ fees and court costs (“Losses”), suffered by the Company as the result of any act or omission by the Advisors in connection with, arising out of or relating to the performance of the Services hereunder. The Company further agrees that no Covered Person shall be liable for any Losses caused, directly or indirectly, by any act or omission of the Company or any act or omission by any third party, unless such acts, omissions or other conduct is at the direction of the Advisor affiliated with such Covered Person and/or any of its Representatives and such Advisor’s and/or any of its Representatives’ direction constitutes a Disqualifying Action.

5.2. Exclusion of Consequential Damages. Neither Party shall be liable to the other Party for any indirect, incidental, consequential, special, or punitive damages, including loss of profits or revenue, arising out of or related to this Agreement, even if advised of the possibility of such damages.

5.3. Indemnification. The Company agrees to indemnify and hold harmless each of the Covered Persons, against any actual reasonable and documented out-of-pocket Losses suffered or incurred by reason of, relating to, based upon, arising from or in connection with (directly or indirectly) (a) the Services rendered by or on behalf of the Advisors, (b) a Disqualifying Action by the Company, or (c) the Company’s breach of this Agreement, in each case except to the extent that such Losses are determined by a court of competent jurisdiction, upon entry of a final judgment, to be attributable to a Disqualifying Action of any Covered Person.

5.4 Reliance. Each Advisor and any person acting on its behalf shall be entitled to rely in good faith upon information, opinions, reports or statements of legal counsel (as to matters of law) and accountants (as to matters of accounting or tax) and, accordingly, such good faith reliance by a person shall not constitute a Disqualifying Action so long as such counsel or accountant is qualified and was selected and consulted with due care.

6. Representations and Warranties

6.1. Mutual Representations. Each Party represents and warrants to each other that: (a) it has the full right, power, and authority to enter into and perform its obligations under this Agreement; and (b) its performance under this Agreement will not violate any applicable laws or regulations.

6.2. Disclaimer. Except as expressly set forth in this Agreement, each Advisor makes no warranties, express or implied, including any warranties of merchantability, fitness for a particular purpose, or non-infringement.

7. Miscellaneous

7.1. Governing Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of Delaware. Any claim, dispute, or controversy (“Claim”) arising out of or relating to this Agreement or the relationships among the Parties hereto shall be resolved by one arbitrator through binding arbitration conducted in accordance with the expedited procedures set forth in the JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) as those Rules exist on the Effective Date, including Rules 16.1 and 16.2 of those Rules. The arbitrator’s decision shall be final, binding, and non-appealable. Judgment upon the award may be entered and enforced in any court having jurisdiction. This clause is made pursuant to a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act. Neither Party shall sue the other Party other than as provided herein or for enforcement of this clause or of the arbitrator’s award; any such suit may be brought only in a Federal District Court or a New York state court. The arbitrator, and not any federal, state, or local court, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, unconscionability, arbitrability, enforceability, or formation of this Agreement including any Claim that all or any part of the Agreement is void or voidable.

7.2. Entire Agreement. This Agreement, including its Schedules, constitutes the entire agreement between the Parties and supersedes all prior agreements, understandings, and communications, whether written or oral, relating to the subject matter hereof.

7.3. Amendments. This Agreement may only be amended in writing signed by the Parties.

7.4. Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, except in connection with a merger, acquisition, or sale of substantially all of its assets or, in the case of the Advisors, to a wholly-owned subsidiary or direct or indirect subsidiary of its ultimate parent company.

7.5. Notices. All notices under this Agreement shall be in writing and delivered by certified mail, courier, or email (with confirmation of receipt). Such notices shall be sent to the following addresses (or such other addresses as may be designated by the Parties):

If to any Advisors, to the address for notices of such Advisor set forth on Schedule A.

If to the Company:

34 Shrewsbury Avenue

Red Bank, NJ 07701

E-mail: sireesh@tharimmune.com

Phone: (732) 889-3111

7.6. Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both Parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file or Docusign, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” or Docusign signature page were an original thereof.

7.8. Specific Performance. All rights, remedies and powers of a Party are irrevocable and cumulative, and not alternative or exclusive, and shall be in addition to all other rights, remedies and powers given hereby or any laws now existing or hereafter enacted. Each Party acknowledges and agrees that if it breaches any obligations hereunder, the other Party may suffer immediate and irreparable harm for which monetary damages alone shall not be a sufficient remedy, and that in addition to all other remedies that the nonbreaching Party may have, the nonbreaching Party shall be entitled to seek injunctive relief, specific performance or any other form of relief in a court of competent jurisdiction, including, but not limited to, equitable relief, to remedy a breach or threatened breach hereof by the breaching Party and to enforce this Agreement, and the breaching Party hereby waives any and all defenses and objections it may have on grounds of jurisdiction and venue, including, but not limited to, lack of personal jurisdiction and improper venue, and waives any requirement for the securing or posting of any bond in connection with such remedy or to prove the inadequacy of monetary damages.

7.9 Other Relationships. The Company acknowledges that each Advisor, its affiliates and their respective members, partners, officers, employees and other personnel may provide business and advisory services and advice of the type contemplated by this Agreement to others, and that nothing contained herein shall be construed to limit or restrict the Advisors in providing such services or advice to others.

7.10 Force Majeure. No Party to this Agreement shall be liable for damages resulting from delayed or defective performance when such delays or defects arise out of causes beyond the control and without the fault or negligence of the offending Party. Such causes may include, but are not restricted to, acts of God or of the public enemy, terrorism, acts of the state in its sovereign capacity, fires, floods, earthquakes, power failure, tariffs, government regulations or executive orders, disabling strikes, epidemics, pandemics, quarantine restrictions and freight embargoes.

7.11 Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties to this Agreement.

7.12 Severability. In the event any provision of this Agreement shall be held invalid or unenforceable, by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

7.13 Effectiveness. Notwithstanding anything to the contrary in this Agreement, this Agreement shall automatically be deemed null, void and of no further effect if a closing of the Proposed Transaction does not occur.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY:

THARIMMUNE, INC.

By:
Name:
Title:

LEAD ADVISOR:

DRW CANTON INVESTMENTS LLC

By:
Name:
Title:

Schedule A

(The schedule has been removed from this redacted version)

Schedule B

Services

1.	Provide the Company with strategic advice and guidance relating to the Company’s business, operations and growth initiative, and industry trends in the crypto technology sector.

2.	Analyze and evaluate the implementation of the Company’s Canton Coin (collectively, “Token”) treasury strategy.

3.	Advise the Company on the creation and ongoing review of its Treasury Reserve Policy.

4.	Advise the management team regarding the Company’s Token treasury strategy.

5.	Advise and assist with investor relations with regards to the Company.

6.	Review presentations and related materials regarding the Token treasury strategy.

7.	Advise the Company regarding marketing to the digital asset ecosystem including advice on vendor selection.

8.	Advise the Company regarding third-party vendors the Company should consider with respect to custody, staking, and related digital asset service providers.

9.	Advise the Company regarding third-party vendors the Company should consider with respect to asset management as it relates to digital assets held by the Company in treasury.

10.	Provide assistance to the Company’s board of directors in the recruitment of executives to the Company.

11.	Provide other consulting services generally related to the above areas of expertise concerning the Company’s business as the Company from time to time reasonably may request and agreed to by any Advisor.

Schedule C

Form of Warrant